                                                                      EXHIBIT 12

                               IOS CAPITAL, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

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
                                           FISCAL YEAR ENDED SEPTEMBER 30
                                     ------------------------------------------
                                       1998     1997     1996    1995    1994
                                     -------- -------- -------- ------- -------
EARNINGS
  Income from continuing operations. $ 63,122 $ 42,581 $ 31,512 $17,860 $15,631
  Add:
    Provision for income taxes......   46,194   28,984   23,150  14,476   9,794
    Fixed charges...................  115,699   89,560   63,538  38,263  25,673
                                     -------- -------- -------- ------- -------
  Earnings, as adjusted(A).......... $225,015 $161,125 $118,200 $70,599 $51,098
                                     ======== ======== ======== ======= =======
FIXED CHARGES
  Other interest expense, including
   interest on capital leases....... $115,026 $ 88,941 $ 63,125 $37,945 $25,559
  Estimated interest component of
   rental expense...................      673      619      413     318     114
                                     -------- -------- -------- ------- -------
    Total fixed charges(B).......... $115,699 $ 89,560 $ 63,538 $38,263 $25,673
                                     ======== ======== ======== ======= =======
RATIO OF EARNINGS TO FIXED CHARGES
  (A) divided by (B)................      1.9      1.8      1.9     1.8     2.0
                                     ======== ======== ======== ======= =======
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